Exhibit 99.1

CytRx Reports 2014 Financial Results

LOS ANGELES – March 10, 2014 – CytRx Corporation (CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the twelve months ended December 31, 2014, and also provided an overview of recent accomplishments and upcoming milestones for its clinical development programs.

“CytRx achieved a number of important clinical milestones across the aldoxorubicin program during the fourth quarter and in early 2015,” said Steven A. Kriegsman, CytRx President and CEO.  “We reported promising overall survival results from our global Phase 2b clinical trial in soft tissue sarcoma, an indication where survival benefit has not been seen from investigational candidates for many years.  Looking forward, we have several important development and clinical milestones that we are working toward this year, including the development of new investigational, albumin-binding, anti-cancer candidates from our discovery laboratory during the fourth quarter, and completion of enrollment in the ongoing pivotal global Phase 3 clinical trial of aldoxorubicin as a second-line treatment for STS in the coming year. We also reported positive interim results from two Phase 2 aldoxorubicin trials; one in glioblastoma and one in Kaposi’s sarcoma.”

Fourth Quarter 2014 and Recent Highlights

Reported Overall Survival (OS) Results from Global Phase 2b Clinical Trial of Aldoxorubicin in Soft Tissue Sarcoma (STS).  In January 2015, the Company announced encouraging OS results, the secondary endpoint, from its completed multicenter, randomized, open-label global Phase 2b clinical trial investigating the efficacy and safety of aldoxorubicin compared with doxorubicin as first-line therapy in subjects with metastatic, locally advanced or unresectable STS.  The OS results in 123 patients demonstrated that aldoxorubicin-treated patients demonstrated a 27% reduction in the risk of death compared to patients treated with doxorubicin (HR 0.73: 95% confidence interval 0.44-1.20), the current standard-of-care in this indication.  In addition, aldoxorubicin-treated patients demonstrated a 41% likelihood of surviving more than 2 years, a 2-fold increase, compared to a 20% probability for doxorubicin-treated patients.  Median overall survival was 16.0 months (95% confidence interval 13.1-not reached) for aldoxorubicin-treated patients versus 14.5 months (95% confidence interval 8.7-20.9) for doxorubicin treated patients (p=0.21). For treatment-naive patients, representing 90% of the patients in the clinical trial, median overall survival was 16.4 months (95% confidence interval 13.1-not reached) for aldoxorubicin-treated patients versus 14.6 months (95% confidence interval 8.7-20.1) for doxorubicin treated patients (p=0.18).

Partial Clinical Hold Removed for Aldoxorubicin Clinical Trials.  In January, the Company announced that the United States Food and Drug Administration (FDA) removed the partial clinical hold on the Company's aldoxorubicin clinical trials, which resulted from a patient who was provided aldoxorubicin on a compassionate use basis.  Enrollment and dosing of new patients has now resumed following Institutional Review Boards (IRB) approval of revised protocols at study sites.  CytRx believes that enrollment rates and timelines for its trials could remain materially unchanged.

Reported Encouraging Interim Phase 2 Aldoxorubicin Results in Glioblastoma Multiforme (Brain Cancer).  In January, the Company announced encouraging interim results from its ongoing Phase 2 clinical trial evaluating aldoxorubicin for the treatment of unresectable glioblastoma multiforme (GBM), a deadly form of brain cancer.  Preliminary results in 12 patients show both prolonged stable disease and tumor shrinkage in several patients, including one patient who demonstrated no microscopic evidence of tumor when tissue was examined after resection, representing a complete pathological response.  These observations suggest that aldoxorubicin allows doxorubicin to cross the tumor's blood-brain barrier in humans.  CytRx has submitted these results for possible presentation at ASCO 2015.

Reported Positive Interim Phase 2 Aldoxorubicin Results as a Treatment for HIV-Related Kaposi's Sarcoma (KS).  In January, the Company announced positive interim results from its ongoing Phase 2 clinical trial evaluating the safety and efficacy of aldoxorubicin for the treatment of Kaposi's Sarcoma (KS) in HIV-infected patients.  Efficacy results revealed that all patients (100%; n=9) exhibited a decrease in skin lesions and in the number of cancer cells expressing the KS virus DNA.  Of the 6 patients with lung tumors, 4 patients (66%) demonstrated either a partial or complete response, with no patients (0%) demonstrating progression.  Data thus far show that aldoxorubicin can be detected in all tumor biopsies 24 hours following drug administration. Preliminary safety results showed aldoxorubicin was well tolerated. CytRx has submitted these results for possible presentation at ASCO 2015.

Aldoxorubicin Highlighted in Oral Presentation at 2014 Chemotherapy Foundation Symposium.  In October, aldoxorubicin was highlighted at the 2014 Chemotherapy Foundation Symposium in New York City.  Sant P. Chawla, M.D., F.R.A.C.P., Director of the Sarcoma Oncology Center and principal investigator of the Company's ongoing global, pivotal Phase 3 aldoxorubicin clinical trial in second-line soft tissue sarcoma, gave an oral presentation, titled, "Drug Conjugates Bind Covalently to Albumin: A New Approach."  The presentation provided an overview of the importance of albumin as a means of concentrating anti-cancer drugs in tumors along with previously reported clinical data on aldoxorubicin, the first drug to use covalent binding to albumin to direct the chemotherapeutic doxorubicin to treat solid malignancies.

Preclinical Glioblastoma (GBM) Data Published in Neoplasia.  In October, a paper, titled "Therapeutic Efficacy of Aldoxorubicin in an Intracranial Xenograft Mouse Model of Human Glioblastoma," was published in the journal Neoplasia.  The paper discusses previously reported positive and impressive preclinical data which demonstrated that aldoxorubicin significantly increased survival almost 2½ fold compared to doxorubicin treatment in an in vivo xenograft tumor model employing growth of human GBM tumors in mouse brains.  These results led CytRx to initiate the Phase 2 clinical trial in patients with GBM discussed above. The full publication can be accessed online here.

Phase 1b/2 Aldoxorubicin Clinical Data in Soft Tissue Sarcoma (STS) Published in Cancer, the Journal of the American Cancer Society.  In October, a paper, titled "A Phase 1b/2 Study of Aldoxorubicin in Patients With Soft Tissue Sarcoma," discussing the results of CytRx's completed Phase 1b/2 trial of aldoxorubicin was published online in Cancer, the prestigious, peer-reviewed journal of the American Cancer Society.  The findings in this clinical trial support CytRx's current global phase 3 pivotal clinical trial in patients with STS who have relapsed or have not responded to prior chemotherapy. The full publication can be accessed online here.

Aldoxorubicin Data Presented at 2014 CTOS Annual Meeting.  In October, aldoxorubicin data were highlighted at the 2014 Connective Tissue Oncology Society (CTOS) Annual Meeting in Berlin, Germany.  Sant P. Chawla, M.D., F.R.A.C.P., Director of the Sarcoma Oncology Center and principal investigator of the trial, gave a moderated paper presentation where he provided an update of CytRx's Phase 2b global clinical trial of aldoxorubicin for the treatment of first-line STS.  In addition to the moderated paper presentation given by Dr. Chawla, CytRx was also selected for a poster presentation discussing the cardiac safety of aldoxorubicin and a publication-only paper discussing the pharmacokinetics of aldoxorubicin for the treatment of STS.

Steven A. Kreigsman Appointed Chairman.  In October, the CytRx Board of Directors appointed Steven A. Kriegsman, President, Chief Executive Officer and a Director of the Company, as Chairman of the Board, replacing Max E. Link, Ph.D. who passed away unexpectedly in early October.

Launched Discovery Lab to Develop Albumin-Binding Anti-Cancer Drug Platform.  In October, CytRx commenced operations at its new discovery laboratory, located in Freiburg, Germany.  The new laboratory is conducting discovery and translational research to create drug candidates that utilize novel linker technologies that couple highly potent chemotherapeutic agents and proteins either inside the body or externally, using albumin to concentrate drug in tumors.  The discovery team, overseen by CytRx's Executive Vice President and Chief Medical Officer Daniel Levitt, M.D., Ph.D, and led by Felix Kratz, Ph.D., Vice President of Drug Discovery and inventor of aldoxorubicin, and Andre Warnecke, Ph.D., Senior Director of Drug Discovery, is expanding CytRx's novel albumin-binding anti-cancer drug pipeline.  CytRx's discovery laboratory is on target to yield its first potential clinical candidate in 2015.

Initiated Phase 1b Clinical Trial with Combination of Aldoxorubicin and Gemcitabine in Patients with Metastatic Solid Tumors.  In October, CytRx announced the initiation of enrollment in an open-label Phase 1b clinical trial designed to investigate the preliminary safety and activity of aldoxorubicin plus gemcitabine in subjects with metastatic solid tumors.  The clinical trial is expected to enroll up to 30 male and female patients between the ages of 15 and 80 with advanced, unresectable, metastatic solid tumors that have either relapsed or were refractory to treatment with at least one prior chemotherapy or immunotherapy regimen and for which no standard approved therapy exists.  This combination could be used to treat patients with advanced pancreatic and ovarian cancers. The Company expects to complete enrollment by the third quarter of 2015.

Upcoming Milestones

•
Expand the oncology pipeline by developing 1-2 potential drug candidates that utilize novel linker technologies that couple chemotherapeutic agents and proteins either inside the body or externally, and then concentrate drug in tumors

•
Complete enrollment in the ongoing pivotal global Phase 3 clinical trial of aldoxorubicin as a second-line treatment for STS by year-end 2015, with PFS data announced in mid-2016.  Subject to FDA approval, the Company projects market launch in 2017.

•	Complete enrollment in the ongoing Phase 1b clinical trial with combination of aldoxorubicin and ifosfamide/mesna as first-line treatment for advanced sarcomas in the second half of 2015

•	Complete enrollment in the ongoing Phase 1b clinical trial with combination of aldoxorubicin and gemcitabine in metastatic solid tumors in the second half of 2015

•	Complete enrollment in the ongoing Phase 2b clinical trial of aldoxorubicin in relapsed/refractory small cell lung cancer, with PFS data expected by the end of 2016

Full Year 2014 Financial Results

CytRx reported cash, cash equivalents and short-term investments of $77.8 million as of December 31, 2014.

Net loss for the year ended December 31, 2014 was $30.1 million, or $(0.55) per share. Cash used for operating activities for that period was $40.6 million. The net loss for the year reflects $6.6 million for stock option and warrant expense, and non-cash gain of $19.1 million on the fair value adjustment of the warrant liability related to warrants issued in August 2011 and July 2009.

Net loss for the year ended December 31, 2013 was $47.5 million, or $(1.44) per share. Cash used for operating activities for that period was $23.8 million. The net loss for the 2013 year reflects $4.0 million for stock option and warrant expense, and non-cash loss of $20.2 million on the fair value adjustment of the warrant liability.

Research and development (R&D) expenses were $36.7 million for 2014, and included development expenses of $29.9 million for aldoxorubicin, approximately $1.0 million for pre-clinical development of new albumin-binding cancer drugs (German lab), and approximately $3.3 million for general operation of our clinical programs.  R&D expenses were $17.5 million for 2013.

General and administrative (G&A) expenses were $12.8 million for 2014, compared with $10.3 million for 2013.  G&A expenses included non-cash stock-compensation expense of $4.1 million and $3.6 million for 2014 and 2013, respectively.

About Soft Tissue Sarcoma

Soft tissue sarcoma is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue, and can arise anywhere in the body at any age. According to the American Cancer Society, there are approximately 50 types of soft tissue sarcomas. In 2013 more than 11,400 new cases were diagnosed in the U.S. and approximately 4,400 Americans died from this disease. In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.

About SCLC

An estimated 1.6 million new cases of lung cancer are diagnosed worldwide each year.  In the Western world, approximately 13-15% of cases are SCLC, a deadly form of lung cancer associated with tobacco use.  The five year survival rate is less than 7%, in part because an estimated 70% of patients have extensive disease at diagnosis.  According to the National Cancer Institute, more than 30,000 new cases will be diagnosed in the USA in 2014.  The estimated 2014 SCLC incidences for Europe and Asia are over 58,000 and 136,000, respectively.

About Glioblastoma Multiforme

Glioblastoma is the most common and most malignant primary brain tumor in adults and afflicts more than 12,000 new patients in the U.S. annually.  Despite surgical resection, radiotherapy and chemotherapy, the median survival after diagnosis is approximately 14 months.  Limited efficacy of chemotherapeutic agents has been attributed to several contributing factors including insufficient drug delivery to the tumor site through the blood-brain barrier.

About Kaposi’s Sarcoma

Kaposi sarcoma is a cancer that causes lesions (abnormal tissue) to grow in the skin; the mucous membranes lining the mouth, nose, and throat; lymph nodes; or other organs. The lesions are usually purple and are made of cancer cells, new blood vessels, red blood cells, and white blood cells. Kaposi sarcoma is different from other cancers in that lesions may begin in more than one place in the body at the same time. KS remains the most common HIV-associated tumor worldwide. The condition is also endemic in certain parts of Central Africa and Central and Eastern Europe.

About Aldoxorubicin

The widely used chemotherapeutic agent doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Aldoxorubicin combines doxorubicin with a novel single-molecule linker that binds directly and specifically to circulating albumin, the most plentiful protein in the bloodstream. Protein-hungry tumors concentrate albumin, thus increasing the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. This allows for greater doses (3 ½ to 4 times) of doxorubicin to be administered while reducing its toxic side effects. In studies thus far there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2,000 mg/m2.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology.  CytRx currently is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin. CytRx has initiated under a special protocol assessment a pivotal Phase 3 global trial with aldoxorubicin as a therapy for patients with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy, and recently announced that it has received approval from the FDA to continue dosing patients with aldoxorubicin until disease progression in that clinical trial. CytRx is currently evaluating aldoxorubicin in a global Phase 2b clinical trial in small cell lung cancer, a Phase 2 clinical trial in HIV-related Kaposi's sarcoma, a Phase 2 clinical trial in patients with late-stage glioblastoma (brain cancer), a Phase 1b trial in combination with ifosfamide in patients with soft tissue sarcoma, and a Phase 1b trial in combination with gemcitabine in subjects with metastatic solid tumors. CytRx has completed a global Phase 2b clinical trial with aldoxorubicin as a first-line therapy for soft tissue sarcomas, a Phase 1b/2 clinical trial primarily in the same indication, a Phase 1b clinical trial of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors and a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors. CytRx plans to expand its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, based on novel linker technologies that can be utilized with multiple chemotherapeutic agents and may allow for greater concentration of drug at tumor sites.  For more information about CytRx Corporation, visit www.cytrx.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical trials, the timing or FDA approval of projected commercial sales of aldoxorubicin, the risk that any future human testing of aldoxorubicin might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 3 clinical development of aldoxorubicin, risks related to lawsuits that have been brought against the Company and its officers and/or directors for alleged violations of the securities laws, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations:
Argot Partners
Michelle Carroll
212.600.1902
michelle@argotpartners.com

Media:
Argot Partners
Eliza Schleifstein
973.361.1546
eliza@argotpartners.com

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
310-826-5648, x304
dhaen@cytrx.com

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CYTRX CORPORATION
BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$32,218,905	$11,483,112
Short-term investments	45,621,593	27,084,980
Receivables	2,019,293	117,527
Interest receivable	104,627	8,464
Prepaid expenses and other current assets	3,250,355	2,329,742
Total current assets	83,214,773	41,023,825
Equipment and furnishings, net	970,873	175,452
Goodwill	183,780	183,780
Other assets	1,323,156	116,998
Total assets	$85,692,582	$41,500,055
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,655,962	$3,853,531
Accrued expenses and other current liabilities	5,994,072	2,802,833
Warrant liabilities	5,131,085	24,182,324
Total current liabilities	17,781,119	30,838,688
Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 250,000,000 shares authorized; 55,921,986 and 42,116,964 shares issued and outstanding at December 31, 2014 and 2013, respectively	55,924	42,118
Additional paid-in capital	376,975,984	289,426,100
Treasury stock, at cost (199,275 and 143,796 shares at December 31, 2014 and 2013, respectively)	(2,612,861)	(2,417,247)
Accumulated deficit	(306,507,584)	(276,389,604)
Total stockholders’ equity	67,911,463	10,661,367
Total liabilities and stockholders’ equity	$85,692,582	$41,500,055

CYTRX CORPORATION
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2014	2013	2012
Revenue:
Licensing revenue	$100,000	$300,000	$100,000

Expenses:
Research and development	36,677,706	17,500,469	12,684,793
General and administrative	12,845,231	10,273,576	8,353,330
Depreciation and amortization	182,927	120,399	113,936
	49,705,864	27,894,444	21,152,059
Loss before other income (loss)	(49,605,864)	(27,594,444)	(21,052,059)
Other income (loss):
Interest income	305,331	137,676	131,666
Other income, net	132,114	183,025	191,416
Gain (loss) on warrant liability	19,051,239	(20,210,094)	2,766,704

Loss before provision for income taxes	(30,117,180)	(47,483,837)	(17,962,273)
Income tax expense	(800)	(1,600)	(1,600)
Net loss	$(30,117,980)	$(47,485,437)	$(17,963,873)
Basic and diluted loss per share	$(0.55)	$(1.44)	$(0.78)
Basic weighted average shares outstanding	54,371,151	32,891,202	22,973,905
Diluted weighted average shares outstanding	54,371,151	32,891,202	22,973,905

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